Stan J.H. Lee, CPA 2160 North Central Rd Suite 203 Fort Lee NJ 07024 P.O. Box 436402 San Diego CA 92143-6402 619-623-7799 Fax 619-564-3408 stan2u@gmail.com
CONSENT OF STAN J.H. LEE, CPA

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of June 22, 2011, on the audited financial statements of Advanced Credit Technologies Inc. as of December 31, 2010, 2009 ( restated)  and 2008 ( restated) and for the years ended December 31, 2010 and 2009 (restated) and the period beginning February 25, 2008 (inception) to December 31, 2008 ( restated) and for the cumulative period from February 25, 2008 (Inception) through December 31, 2010  in S-1/A  Amendment No 7.   The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,

/s/ Stan J.H. Lee, CPA
______________________

Stan J.H. Lee, CPA
October 12, 2011
Fort Lee, NJ 07024